                                                                       EXHIBIT 2

                          NORTH AMERICAN PALLADIUM LTD.

                             MATERIAL CHANGE REPORT


TO:              British Columbia Securities Commission
                 Alberta Securities Commission
                 Saskatchewan Financial Services Commission, Securities Division Ontario Securities Commission
                 Commission des valeurs mobilieres du Quebec
                 Nova Scotia Securities Commission
                 Securities Commission of Newfoundland and Labrador

ITEM 1.   REPORTING ISSUER

          The reporting issuer filing this material change report is North American Palladium Ltd. (the "Corporation"), Suite 2116, 130 Adelaide Street West, Toronto, Ontario, M5H 3P5.

ITEM 2.   DATE OF MATERIAL CHANGE

          July 11, 2005

ITEM 3.   NEWS RELEASE

          A news release was issued on July 11, 2005 through CNN Matthews news wire service.

ITEM 4.   SUMMARY OF MATERIAL CHANGE

          The Corporation reported that during the second quarter of 2005, the Lac des Iles mill processed 1,195,304 tonnes of ore, or an average of 13,135 tonnes per day with an average palladium head grade of 1.78 grams per tonne, producing 48,230 ounces of palladium at an average recovery rate of 70.2%. By-product metals production during the second quarter of 2005 included 5,123 ounces of platinum, 3,834 ounces of gold, 643,505 pounds of nickel and 1,432,890 pounds of copper. This compares to the second quarter of 2004 when the mill processed 1,445,445 tonnes of ore or 15,884 tonnes per day with a palladium grade of 2.22 grams per tonne, producing 75,970 ounces of palladium at a recovery rate of 73.5%.

          After repairing the ball mill bearings at the end of the first quarter, mill availability and throughput were gradually stabilized due to the mill team's efforts to implement the preventative maintenance program. As operations at Lac des Iles move into July, mill availability and productivity are performing at levels between 15,500 tonnes per day and 16,000 tonnes per day. Recovery during the second quarter had been negatively affected by fluctuating mill throughput and recovery problems associated with the low grade ore that is currently being mined. Mill availability was also affected by severe weather, which resulted in several significant losses of power. Now that the mill is running steadily, the recovery problems are being addressed systematically through test work in the Lac des Iles metallurgical laboratory with the assistance of S.G.S. Lakefield Research Ltd.

          Taking into account first and second quarters production shortfall, the Corporation expects to miss its 2005 palladium production estimate by approximately 15 percent.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE

          See attached news release.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

          N/A

ITEM 7.   OMITTED INFORMATION

          N/A

ITEM 8.   EXECUTIVE OFFICER

          Mary D. Batoff, Vice President, Legal & Secretary

          Tel.: 416-360-2655

ITEM 9.   DATE OF REPORT

          July 21, 2005.


                                        2
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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
                                                                 F. 416.360.7709
[LOGO] North American Palladium Ltd.                         WWW.NAPALLADIUM.COM
--------------------------------------------------------------------------------

For Immediate Release                                               News Release
July 11, 2005                                           Trading Symbol TSX - PDL
                                                                      AMEX - PAL


                     NORTH AMERICAN PALLADIUM LTD. ANNOUNCES
                    SECOND QUARTER 2005 OPERATING PERFORMANCE
                              & EXPLORATION UPDATE


TORONTO, ONTARIO -- During the second quarter of 2005, the Lac des Iles mill processed 1,195,304 tonnes of ore, or an average of 13,135 tonnes per day with an average palladium head grade of 1.78 grams per tonne, producing 48,230 ounces of palladium at an average recovery rate of 70.2%. By-product metals production during the second quarter of 2005 included 5,123 ounces of platinum, 3,834 ounces of gold, 643,505 pounds of nickel and 1,432,890 pounds of copper. This compares to the second quarter of 2004 when the mill processed 1,445,445 tonnes of ore or 15,884 tonnes per day with a palladium grade of 2.22 grams per tonne, producing 75,970 ounces of palladium at a recovery rate of 73.5%.

After repairing the ball mill bearings at the end of the first quarter, mill availability and throughput were gradually stabilized due to the mill team's efforts to implement the preventative maintenance program. As operations at Lac des Iles move into July, mill availability and productivity are performing at levels between 15,500 tonnes per day and 16,000 tonnes per day. Recovery during the second quarter had been negatively affected by fluctuating mill throughput and recovery problems associated with the low grade ore that is currently being mined. Mill availability was also affected by severe weather, which resulted in several significant losses of power. Now that the mill is running steadily, the recovery problems are being addressed systematically through test work in the Lac des Iles metallurgical laboratory with the assistance of S.G.S. Lakefield Research Ltd.

Taking into account first and second quarters production shortfall, we expect to miss our 2005 palladium production estimate by approximately 15 percent.

The following table outlines the operating results for the past five quarters:

                                      ------------- ------------ ------------- ------------- -------------
                                          Q2, 2004     Q3, 2004      Q4, 2004      Q1, 2005      Q2, 2005
------------------------------------- ------------- ------------ ------------- ------------- -------------
MILL THROUGHPUT (TONNES PER DAY)            15,884       14,145        13,075        12,848        13,135
------------------------------------- ------------- ------------ ------------- ------------- -------------
PALLADIUM RECOVERY (%)                        73.5         74.8          74.6          74.0          70.2
------------------------------------- ------------- ------------ ------------- ------------- -------------
MILL AVAILABILITY (%)                         92.3         87.3          84.9          86.3          87.4
------------------------------------- ------------- ------------ ------------- ------------- -------------
PALLADIUM PRODUCTION (OUNCES)               75,970       79,174        62,526        52,572        48,230
------------------------------------- ------------- ------------ ------------- ------------- -------------

News Release, July 11, 2005        Page 1 of 3     North American Palladium Ltd.

EXPLORATION UPDATE
------------------

At Lac des Iles, the Company continued delineating the Offset High Grade Zone as part of its ongoing efforts to expand known resources. A total of 12 to 14 holes are planned for this phase of drilling on the Offset High Grade Zone and the program's anticipated completion is early in the fourth quarter of this year.

Results from two holes completed during the second quarter returned encouraging results. Hole 05-005 intersected the Offset High Grade Zone approximately 200 metres down dip of previously drilled holes 01-047 and 00-205. The second hole, 05-008, collared to test the southern strike extension of the Offset High Grade Zone, encountered disseminated stringer and locally net-textured sulphide (chalcopyrite, pyrrhotite, +/- pyrite) mineralization within the projected zone.

----------------- ---------------------------------- ------------------------------------ ----------------------
                              (METRES)                        (GRAMS PER TONNE)                     %
----------------- ---------------------------------- ------------------------------------ ----------------------
HOLE ID             FROM         TO       INTERVAL     PALLADIUM      PLATINUM     GOLD    NICKEL      COPPER
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
PREVIOUSLY REPORTED
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
01-047              1000.10     1019.19       19.20           5.08          0.35    0.36       0.11        0.10
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
00-205              1094.70     1134.00       39.30           5.88          0.35    0.35       0.11        0.07
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
REPORTED TODAY
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
05-005              1107.90     1129.05       21.15           4.91          0.32    0.17       0.07        0.05
                  ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
incl.               1115.00     1129.05       14.05           5.58          0.35    0.21       0.07        0.06
                  ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
and                 1137.00     1140.00        3.00           6.97          0.42    0.29       0.16        0.03
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------
05-008               819.00      824.00        5.00           2.75          0.26    0.18       0.45        0.29
----------------- ---------- ----------- ----------- -------------- ------------- ------- ---------- -----------

Drilling of grass roots exploration targets outside of the known reserves and resources at Lac des Iles also continued through the second quarter and is planned to be completed by the end of the third quarter.

A diamond drill program was initiated late in the second quarter on the Bird River Project, an Option Joint Venture with Gossan Resources Ltd. The Company has an option to earn up to a 75% interest in this property. A total of 8 to 10 holes are planned to test priority Airborne EM Conductors, delineated from the recently completed VTEM Survey flown over the property. The exploration target on the Bird River Project is for massive sulphide mineralization (Ni, Cu, and PGM) associated with the lower contact zone of the Bird River Sill. The drill program is expected to be completed in the next three to four weeks.

Elsewhere the Company recently entered into an agreement for an option joint venture with Rare Earth Metals Corp. on their Lynn Gabbros nickel-copper properties located within the historic Lynn Lake Mining camp in northern Manitoba. The Company has an option to earn up to a 65% interest in this property. A detailed airborne survey is currently being flown over the properties with ground follow-up scheduled to commence later this summer.

The Company also entered into two separate option agreements to earn a 100% interest on the Tyko and Bulldozer Lake properties located approximately 30 kilometers southeast of Manitouwadge, Ontario. Previous cut trench surface sampling conducted by the owner of the property from the Main Tyko included:
1.09% Ni, 0.51% Cu, 3.0 grams per tonne PGM over 3.0 metres and 0.77% Ni, 0.4% Cu, 1.05 grams per tonne PGM across 9.0 metres.

In April a detailed VTEM Airborne survey was flown over portions of the property. In late May a field crew was mobilized onto the field to commence ground truthing of the priority airborne targets, as well as to advance the known Ni, Cu, PGM occurrences to the drill stage.


News Release, July 11, 2005        Page 2 of 3     North American Palladium Ltd.

Mr. Mackie M. Sc., P. Geo., an officer and employee of North American Palladium, is the designated qualified person for the Company's exploration programs. Additional information on the geological environment and drilling, sampling and assaying procedures may be found in the Company's Renewal Annual Information Form dated March 29, 2005 posted on the SEDAR website at WWW.SEDAR.COM and on the U.S. Securities and Exchange Commission website at WWW.SEC.GOV.

--------------------------------------------------------------------------------

NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. THE COMPANY ALSO EARNS SUBSTANTIAL REVENUE FROM BY-PRODUCT NICKEL, PLATINUM, GOLD AND COPPER. IN ADDITION TO OPERATING LAC DES ILES, THE COMPANY'S MANDATE IS TO EXPAND ITS PRODUCTION PROFILE THROUGH AN AGGRESSIVE EXPLORATION CAMPAIGN, DESIGNED TO INCREASE ITS EXPOSURE TO BASE AND PRECIOUS METALS. PALLADIUM USE IN THE AUTO INDUSTRY CONTINUES TO BE AN IMPORTANT COMPONENT IN CONTROLLING EXHAUST EMISSIONS AS MANDATED BY MORE STRINGENT HYDROCARBON EMISSIONS STANDARDS FOR CARS, PARTICULARLY IN THE UNITED STATES, EUROPE AND JAPAN. PALLADIUM IS ALSO USED IN THE DENTAL, ELECTRONICS, JEWELLERY AND CHEMICAL SECTORS.

For further information contact:
Andre J. Douchane - President & CEO
Tel:  (416) 360-2656       email: ADOUCHANE@NAPALLADIUM.COM

Bruce Mackie - Vice President, Exploration & Business Development
Tel:  (416) 360-2659       email: BMACKIE@NAPALLADIUM.COM

Forward-Looking Statements - Certain statements included in this news release and material change report are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "expect", "continue", "estimate", "planned", "anticipate", "will" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to the exploration programs and objectives are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others fluctuations in grade, and geological, mining, processing or technical problems. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.


News Release, July 11, 2005        Page 3 of 3     North American Palladium Ltd.